SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

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


                                [GRAPHIC OMITTED]


                            THE FORTRESS GROUP, INC.
            1650 Tysons Boulevard, Suite 600, McLean, Virginia 22102
                              --------------------


                    Notice of Annual Meeting of Stockholders
                      To Be Held on Wednesday, May 26, 1999
                              --------------------

         The Annual Meeting of Stockholders of The Fortress Group, Inc. will be held on May 26, 1999 at the Sheraton Premiere Hotel at 8661 Leesburg Pike, Vienna, Virginia, 22182, at 8:30 a.m., local time, to consider and act upon the following matters:

         1.       To elect six directors to serve for the ensuing year.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on April 21, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

         All stockholders are cordially invited to attend the meeting.

                                         By Order of the Board of Directors,



                                         GEORGE C. YEONAS, President
                                         and Chief Executive Officer


McLean, Virginia
April 23, 1999

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW
            THE INSTRUCTIONS ON THE ENCLOSED PROXY IN ORDER TO ENSURE
                  REPRESENTATION OF YOUR SHARES AT THE MEETING.

                            THE FORTRESS GROUP, INC.
                        1650 Tysons Boulevard, Suite 600
                             McLean, Virginia 22102

                              --------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 26, 1999

General Information

         The Annual Meeting of Stockholders of The Fortress Group, Inc. (the "Company" or "Fortress") will be held at the Sheraton Premiere Hotel at 8661 Leesburg Pike, Vienna, Virginia, 22182, on Wednesday, May 26, 1999 at 8:30 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Annual Meeting"). The approximate mailing date for this proxy statement and proxy is April 26, 1999.

         It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it in the envelope provided. The proxy is solicited by the Board of Directors of the Company (the "Board"). Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. The giving of the enclosed proxy does not preclude the right to vote in person at the meeting, should the stockholder giving the proxy so desire. Any person giving a proxy has the power to revoke it any time before it is voted. The proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the meeting and voting in person.

         Shares of the Company's Common Stock, $.01 par value (the "Common Stock"), represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the choices specified in the proxies. Abstentions and broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining the total number of votes cast.

Voting Securities and Principal Holders

         Holders of record of shares of Common Stock at the close of business on April 21, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. Each share of Common Stock has one vote. On the Record Date, there were issued and outstanding 12,136,767 shares of Common Stock.

         In addition, holders of record of shares of the Company's Class AAA Convertible Preferred Stock, $.01 par value ("Class AAA Preferred Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. On the Record Date, there were issued and outstanding 34,500 shares of Class AAA Preferred Stock, entitling the holder thereof to cast 5,750,000 votes at the Annual Meeting.

Ownership by Persons Owning More Than Five Percent

         The following table sets forth information with respect to persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock or preferred stock with voting rights and all Directors, nominees, and named Executive Officers, as a group. Other than the Class AAA Preferred Stock held by Prometheus, all of the stock set forth in the table is Common Stock.


                                                                                                     Percent of Voting
Name and Address                                Amount and Nature           Percent of Class           Stock as of
Of Beneficial Owner                          of Beneficial Ownership        As of Record Date          Record Date
-------------------                          -----------------------        -----------------          -----------
Prometheus Homebuilders LLC
30 Rockefeller Plaza, 63rd Floor                     898,845                      7.4%                     5.0%
New York, NY  10020                                 34,500(a)                    100.0%                   32.1%

Robert Short
603 Park Point Drive, Suite 201
Golden, CO  80401                                  1,816,207(b)                   15.0%                   10.2%

J. Christopher Stuhmer
9500 Hillwood Drive, Suite 200
Las Vegas, NV  89134                                1,508,409                     12.4%                    8.4%

Thomas Buffington
8716 Mopac Expressway, Suite 100
Austin, TX  78759                                    652,264                      5.4%                     3.6%

J. Marshall Coleman
1650 Tysons Boulevard, Suite 600
McLean, VA  22102                                   651,585(c)                    5.4%                     3.6%
---------------------------
All directors, nominees, and named                 4,037,201(d)                   33.3%                   22.5%
executive officers, as a group.
(10 persons)

(a) 34,500 shares of Class AAA Preferred Stock, having an initial liquidation value of $34,500,000, are issued and outstanding. Such shares entitle Prometheus to cast 5,750,000 votes at the Annual Meeting. Subject to the terms and conditions of the amended Stock Purchase Agreement dated as of December 31, 1998 between the Company and Prometheus, Prometheus has also acquired Contingent Warrants, which potentially provide for the issuance of between zero and 28,750,000 shares of Common Stock beginning September 30, 2001.
(b)      Of the 1,816,207 shares, Mr. Short's children own 6,000 shares.
(c)      Of the 651,585 shares, Mr. Coleman owns 325,792.5 shares, and Patricia
         A. Donnelly, his wife, owns 325,792.5 shares.
(d) Includes 56,000 shares subject to options under the Company's Stock Option Plan.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, persons who own more than ten percent of a registered class of the Company's equity securities and certain entities associated with the foregoing ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC. Based solely upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company, all of such forms were filed on a timely basis by reporting persons during 1998 except for the late filing of an initial report on Form 3 by Mr. Kretschmann and by former directors Robert P. Freeman, Murry N. Gunty and James D. Klingbeil. Additionally, two monthly reports on Form 4 representing five transactions were filed late by Mr. Smith, a director who is not standing for reelection.

                            I. ELECTION OF DIRECTORS

         The Company's By-laws provide that the Board shall consist of eight directors who shall be elected annually by the holders of the Common Stock and the Series AAA Preferred Stock (the "Common Directors") and three directors who shall be elected annually by the holders of the Series AAA Preferred Stock (the "Preferred Directors"). The following persons are proposed to be elected as the Common Directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Due to recent departures from the Board, only six persons are nominated to be Common Directors, and there will be two Common Director vacancies on the Board following the Annual Meeting. Later this year, the Board will consider appointing additional Common Directors or reducing the size of the board. If any of the nominees for Common Director should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board, unless the number of Common Directors is reduced. The Company has no reason to believe, however, that any of the nominees is, or will be, unavailable to serve as a Common Director.

         The following information is furnished with respect to each nominee for election as a Common Director, each Preferred Director, each other Common Director, and each executive officer of the Company named in the Summary Compensation Table below.


                                                                                                Percentage of
                                                                                 Shares of      Outstanding
                                                                               Common Stock     Shares of the
                                                                               Beneficially     Common Stock        Year
                                                                                   Owned        Beneficially        First
                                             Positions and Offices               As of the     Owned as of the      Became
Name                        Age                With the Company                 Record Date      Record Date       A Director
----                        ---                ----------------                 -----------      -----------       ----------


                                     Nominees for Election as Common Directors

J. Marshall Coleman          56       Director; Chairman of the Board                651,585        5.4%            1996

George C. Yeonas             44       Director; Chief Executive Officer            25,000(a)          *             1997

Robert Short                 53       Director; President of The Genesee           1,816,207        15.0%           1996
                                         Company

J. Christopher Stuhmer       42       Director; President of Christopher           1,508,409        12.4%           1996
                                         Homes, Inc.

Mark L. Fine                 53       Director                                      9,000(b)          *             1996

William A. Shutzer           52       Director                                     14,000(c)          *             1996

                                              Preferred Directors (d)

Klaus Kretschmann            46       Director                                      2,000(e)          *             1998
Linda H. Lewis               31       Director                                        500(f)          *             1999

                                               Other Common Director

Charles F. Smith             55       Director                                      3,000(g)          *             1995


                                             Other Executive Officers

Jeffrey W. Shirley           40       Interim Chief Financial Officer               7,500(h)          *

------------------------------------
*   Less than 1%

(a) Includes 25,000 shares that Mr. Yeonas has the right to acquire pursuant to the Company's Stock Option Plan.
(b) Includes 9,000 shares that Mr. Fine has the right to acquire pursuant to the Company's Stock Option Plan.
(c) Includes 9,000 shares that Mr. Shutzer has the right to acquire pursuant to the Company's Stock Option Plan.

(d) Currently one Preferred Director position is vacant. Pursuant to the terms of the AAA Preferred Stock only preferred shareholders are entitled to elect a person to fill this position.
(e) Includes 2,000 shares that Mr. Kretschmann has the right to acquire pursuant to the Company's Stock Option Plan.
(f) Includes 500 shares that Ms. Lewis has the right to acquire pursuant to the Company's Stock Option Plan.
(g) Includes 3,000 shares that Mr. Smith has the right to acquire pursuant to the Company's Stock Option Plan.
(h) Includes 7,500 shares that Mr. Shirley has the right to acquire pursuant to the Company's Stock Option Plan.

Other Information Relating To Directors

         The following is a brief description of the business experience during the last five years of each of the Common Directors standing for election and each of the Preferred Directors.

         Mr. Coleman has been Chairman of the Board of the Company since May 1996. Prior to assuming this position, Mr. Coleman was an attorney with the law firm of Katten Muchin & Zavis, and was the Managing Partner of its Washington office from 1994 until April 1996. From 1985 until 1992, Mr. Coleman was an attorney with the law firm of Arent Fox Kintner Plotkin & Kahn. Mr. Coleman was Attorney General of Virginia from 1978 to 1982. From 1986 to 1993, Mr. Coleman was a director of NVR, a publicly traded homebuilding company.

         Mr. Yeonas is the President and CEO of the Company. He joined the Company as Chief Operating Officer in August 1997 and was named its President in August 1998 and CEO in March, 1999. Mr. Yeonas has over 20 years in the homebuilding industry. Prior to joining Fortress, Mr. Yeonas served for seven years as Vice President and General Manager of the Arvida Company's South Florida division. His responsibilities there included the management of the city of Weston, Florida's number one selling community. Prior to joining Arvida, Mr. Yeonas served as Vice President of Development for NVR in Washington, DC, and as Divisional Partner for Trammell Crow in Tampa, Florida.

         Mr. Short became a director of the Company in March 1996 and has served as the President and Chief Executive Officer of the Company's subsidiary, The Genesee Company since 1980.

         Mr. Stuhmer became a director of the Company in March 1996 and has served as the President of the Company's subsidiary, Christopher Homes, Inc., since 1987.

         Mr. Fine became a director for the Company in April 1996 and currently is the President of Mark L. Fine & Associates, a development company formed in June 1994. Mr. Fine has more than 20 years of experience in the building industry and led the development of Las Vegas' two largest master-planned communities. From June 1990 to June 1994, Mr. Fine served as the President of Summerlin, a division of Howard Hughes Corporation.

         Mr. Shutzer is Chairman of Investment Banking at ING Baring Furman Selz LLC, the U.S. securities unit of ING Barings, an international investment banking, financial services and securities firm, headquartered in London. Mr. Shutzer is a member of the U.S. Combined America's operating committee and is also a member of the board of directors and a member of the firm's commitment committee. Mr. Shutzer joined Furman Selz in 1994 after spending 21 years in the investment banking division at Lehman Brothers. He also serves on the board of directors of Tiffany & Co.

         Mr. Kretschmann is a Principal in charge of Portfolio Management for Lazard Freres Real Estate Investors (LFREI). Mr. Kretschmann is a director of American Apartment Communities III, L.P., Konover Property Trust, Inc. and InTown Suites, Inc. He joined LFREI in 1995 from Hyperion Credit Services Corporation where he was Senior Vice President responsible for the asset management and administrative functions of a $435 million 140 asset, largely non-performing loan and REO portfolio acquired from the RTC. Previously, Mr. Kretschmann was Chief Financial Officer of Collins Development Company and spent nearly twelve years in a variety of senior roles with Connecticut Mutual Life Insurance Company, including President/CEO of its real estate development subsidiary.

         Ms. Lewis is a Portfolio Manager for LFREI. She joined LFREI in 1998 from Security Capital Group, a global real estate research and investment firm, where she worked on corporate finance and strategy related issues, including asset repositioning, corporate restructuring, and new investments. Prior to this Ms. Lewis received a Masters Degree in Management from the J.L. Kellog Graduate School of Management. Previously, Ms. Lewis was with the Prudential Realty Group in the Equity Investment and Development Division, where she was responsible for the financial analysis of a $1.5 billion diversified real estate portfolio.

Committees of the Board

   Audit Committee

     The Audit Committee is responsible for assuring the accuracy and consistency of financial reporting and accounting practices by the Company and its subsidiaries. The Audit Committee is responsible for (i) retaining, and evaluating the performance of, the Company's independent auditors; (ii) approving the Company's annual audit plan; (iii) reviewing reports of the independent auditors concerning the adequacy of financial controls, responsiveness of management, quality of systems and other related subjects;
(iv) monitoring compliance with the Company's policies and procedures; and (v) when requested, reviewing proposed transactions between the Company and its "affiliates" (e.g., officers, directors and significant stockholders) to determine the fairness and reasonableness of the transactions.

   Compensation Committee

     The Compensation Committee is responsible for the oversight and administration of the Company's executive compensation structure and is responsible for (i) establishing the overall compensation policies for the Company; (ii) determining the compensation of the Company's senior executives;
(iii) approving the Company's Incentive Compensation Plan and all other long- or short-term incentive compensation plans; (iv) assuring that the Company's compensation plans and policies are competitive with the market and in compliance with applicable SEC and Internal Revenue Service regulations; and (v) reporting on the Company's compensation practices in each year's proxy statement.

   Nominating Committee

     The Nominating Committee is responsible for recruiting and nominating candidates for the Board as well as re-nominating existing directors. Prior to each annual meeting of stockholders, the Nominating Committee reports to the Board regarding its nominees and the background and an evaluation of each candidate. The Committee may also advise the Board with respect to matters of Company philosophy, diversity, composition and related matters. The Nominating Committee will consider nominees for Common Directors recommended by stockholders. Recommendations by stockholders should be submitted to the Company's secretary and should identify the recommended nominee by name and provide detailed background information. Recommendations received by December 31, 1999 will be considered by the Nominating Committee for nomination at the 2000 annual meeting of stockholders.


   Committee Members

         The current members of the above-referenced committees are (a) Audit Committee - Messrs. Fine, Smith, and Kretschmann; (b) Compensation Committee - Messrs. Shutzer and Fine; and (c) Nominating Committee - Messrs. Shutzer and Fine. Committee membership is determined on an annual basis and will be modified following the Annual Meeting.

Stockholders' Agreement

     In connection with the initial public offering certain pre-initial public offering stockholders entered into a Stockholders' Agreement which, as amended (the "Stockholders' Agreement), affects the manner by which members of the Board are nominated and elected. Pursuant to the Stockholders' Agreement Messrs. Coleman, Short, and Stuhmer have agreed to vote their Common Stock at the Annual Meeting to elect each other to the Board. The Stockholders Agreement expires following the 2000 annual meeting.

                                II. COMPENSATION

Compensation of Executive Officers and Directors

     Summary Compensation Table

         The following table sets forth information for the three fiscal years ended December 31, 1998 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     Long Term Compensation
                                         Annual Compensation         -----------------------
                                         -------------------                 Awards            Payouts
                                                                   --------------------------- -------
                                                                    Shares of      Shares        LTIP      All Other
   Name and                                                        Restricted    Underlying    Payouts      Compen-
   Principal Position            Year    Salary ($)    Bonus ($)      Stock      Options (#)     ($)        Sation ($)
   ------------------            ----    ----------    ---------      -----      -----------   -------     ----------
   George Yeonas,......          1998     350,000      262,500         -0-           -0-         -0-         96,415(1)
       President and Chief       1997      98,485      150,000         -0-         50,000        -0-          -0-
       Executive Officer         1996        -0-          -0-          -0-           -0-         -0-          -0-
   James J. Martell, Jr., ..     1998     190,312         -0-          -0-           -0-         -0-        522,833(2)
       Former President and      1997     350,000         -0-          -0-           -0-         -0-          7,720(3)
       Chief Executive Officer   1996     166,667      225,490         -0-           -0-         -0-         75,078(3)
   Jeffrey W. Shirley, ...       1998     175,000       87,500         -0-           -0-         -0-         50,000(4)
       Vice President and        1997     175,000         -0-          -0-           -0-         -0-         16,457(5)
       Interim Chief             1996      25,000       13,660         -0-         10,000        -0-          -0-
       Financial Officer
   Jamie M. Pirrello, ....       1998     169,208         -0-          -0-           -0-         -0-        239,600(6)
       Former Chief Financial    1997     180,000         -0-          -0-           -0-         -0-          -0-
       Officer                   1996     106,667      112,745         -0-           -0-         -0-         36,000(7)

1) Other compensation includes $50,392 in relocation cost reimbursements, $44,423 associated with replacement of a previously issued stock grant, and $1,600 contributed under The Fortress Group, Inc. 401(K) Profit Sharing Plan. ("FGPSP")
2) Includes $512,000 paid to Mr. Martell as part of a severance agreement and $10,833 paid under an executive "perk" agreement.
3) The amount reported as other compensation in 1996 includes $72,000 as payment for consulting services prior to the Company's initial public offering. Other amounts reported represent payment of an auto allowance.
4)   Represent forgiveness of debt related to a 1997 moving expense advance.
5)   Represents relocation cost reimbursements.
6) Includes $225,000 paid to Mr. Pirrello as part of a severance agreement, $13,000 paid under an executive "perk" agreement, and $1,600 contributed under the FGPSP.
7) The amount reported as other compensation in 1996 represents payment for consulting services prior to the Company's initial public offering.

Stock Options

The Company's Stock Option Plan provides for the grant of options with respect to the Common Stock. No option grants were made in fiscal 1998 to the named executive officers.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

         The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 1998 by each of the Named Executive Officers and the value of unexercised options held by such persons as of December 31, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                 Shares Underlying           Value of Unexercised
                                  Shares                       Unexercised Options at            In-the-Money
                                 Acquired                            FY-End (#)              Options at FY-End ($)
                                    On           Value       --------------------------      ---------------------
Name                           Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable  Unexercisable
----                           ------------   ------------   -----------   -------------   -----------  -------------
George C. Yeonas                    -0-            -0-         25,000         25,000           -0-           -0-
James J. Martell, Jr.               -0-            -0-           -0-            -0-            -0-           -0-
Jeffrey W. Shirley                  -0-            -0-          7,500          2,500           -0-           -0-
Jamie M. Pirrello                   -0-            -0-           -0-            -0-            -0-           -0-

     Employment Agreements

         Mr. Yeonas has an employment agreement with the Company, effective August 11, 1997 and expiring in the year 2000. The agreement automatically renews for successive one-year periods, following the initial term, unless either the Company or employee provides written notice of its intent to terminate. The agreement provides for various benefits including a base salary of $350,000. The agreement also provides for additional bonus compensation under the Company bonus program, which is tied to operational results.

         Mr. Yeonas may be terminated for "cause" as defined in the agreements, or without cause. If terminated for cause, the termination will be effective upon receipt of proper notice by the employee. If Mr. Yeonas is terminated for other than cause, the employee shall be entitled to his base salary for the remainder of the agreement term as well as a pro-rata share of his bonus, as determined by the Board. Additionally, Mr. Yeonas has an agreement obligating the Company to pay him $1 million in the event of a change of control of the Company and obligating the Company to pay him $900 thousand in the event that his employment is terminated following a change of control.

         Mr. Shirley has an agreement, effective October 7, 1998, and expiring in the year 2001, obligating the Company to pay him $175,000 in the event his employment is terminated following a change of control.

     Compensation of Directors

         Under the Company's standard arrangements, each non-employee director of the Company receives an annual director's fee of $20,000, payable $5,000 each quarter, and $1,000 for attendance at Board meetings. In addition non-employee directors are granted options for 3,000 shares of Common Stock annually. All directors are reimbursed for out-of-pocket expenses incurred to attend meetings.

Employee directors of the Company do not receive any additional compensation for services as a director.

     Compensation Committee Interlocks and Insider Participation

         None of the Compensation Committee members are or were officers or employees of the Company or any of its subsidiaries.

         During 1998, the Company paid fees to Furman Selz related to the Company's agreement with Prometheus Homebuilders LLC. Mr. Shutzer is Chairman of Investment Banking at ING Baring Furman Selz LLC.

                      REPORT OF THE COMPENSATION COMMITTEE

Board Compensation Committee Report on Executive Compensation

         General. The Compensation Committee's compensation philosophy relative to the Company's executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company and to provide them with incentive to achieve Company goals and increase stockholder value. This philosophy is implemented by establishing salaries, cash and stock bonuses, and stock option programs.

         Salaries. The Compensation Committee's policy is to provide salaries that are competitive with those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through Company research and the research of consultants concerning the salaries paid by the Company's competitors.

         Bonuses. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through annual bonuses as incentives to achieve the Company's financial and operational goals and increase stockholder value. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance.

         Stock Options. The Compensation Committee's policy is to award stock options to the Company's officers in amounts reflecting the participant's position and ability to influence the Company's overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of stockholders of the Company, and to attract and retain qualified employees. The Compensation Committee's policy has generally been to grant options with terms of five to ten years (in certain cases, with portions exercisable over shorter periods) to provide a long-term incentive and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price.

         No stock options were granted to any executive officer in 1998.

1998 Compensation Decisions Regarding the President and Chief Executive Officer.

         Compensation paid to Mr. Yeonas was in accordance with his employment agreement, which was authorized by the Compensation Committee in 1997 and modified in 1998. A bonus of $262,500 was paid to Mr. Yeonas for the fiscal year 1998 based on the Company's performance in accordance with a previously established policy. In addition, he was paid $44,423 associated with the replacement of a previously issued stock grant.

                                                    COMPENSATION COMMITTEE

                                                    William A. Shutzer
                                                    Mark L. Fine

Comparative Stock Performance

         The graph below compares cumulative total stockholder return on the Common Stock during the period from May 16, 1996 (the date on which the Common Stock commenced trading) with the cumulative total return over the same period of (ii) the Standard & Poor's 500 Index and (ii) a peer group of publicly-traded companies selected by the Company for purposes of this comparison (the "Peer Group")**. This graph assumes the investment of $100 at the close of trading on May 16, 1996 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and assumes reinvestment of dividends.

                            COMPARATIVE TOTAL RETURNS
           The Fortress Group, Inc., Standard & Poor's 500, Peer Group
               (Performance results from 5/16/96 through 12/31/98)




                                [GRAPHIC OMITTED]





Source: Zacks Investment Research, Inc.
------------------------------------
** The peer group includes the following companies: Beazer Homes USA, Inc., DR Horton, Inc., Engle Homes, Inc., Kaufman and Broad Home Corporation, Pulte Corporation, Toll Brothers, Inc., Zaring Homes, Inc., M/I Schottenstein Homes, Inc., Centex Corporation, Continental Homes, Hovnanian Enterprises, Inc., M.D.C. Holdings, Inc., The Ryland Group, Inc. and U.S. Home Corporation. Continental Homes was included in the peer group comparison in the 1997 Proxy Statement. Continental Homes was acquired during 1998 is not included above.

                            III. CERTAIN TRANSACTIONS

         The Company's Genesee subsidiary leases its administrative office space from RS Investments III, LLC of which Mr. Short is the manager and holds a 33.3% beneficial ownership interest (25.4% personally held and 7.9% held by family members). In 1998, the Company made lease payments of $128,088 to RS Investments III, LLC. The Company's Christopher Homes subsidiary and Fortress

Mortgage's Nevada division lease administrative office space from Towne Center L.P. Mr. Stuhmer is the president and sole stockholder of the general partner, which owns 99% of this partnership. In addition, Christopher Homes leases storage space from Alta-Highlands Properties, LLC, a company owned 35 % by Mr. Stuhmer and 65% by a Stuhmer family trust. In 1998, the Company made lease payments of $272,631 to Towne Center LP, and $5,635 to Alta-Highlands Properties, LLC. The Company believes that these leases are at market rates.

         The Company had a note receivable bearing interest at 13.75% from Mr. Stuhmer, for approximately $600,000, at December 31, 1997, net of accrued interest. The note was paid in full in June 1998.

         The Company has entered into a Consulting Agreement dated as of May 1, 1996 with Commonwealth Homes, Inc. ("Commonwealth"), a company owned by Mr. Coleman (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Commonwealth (including Mr. Coleman and other employees) is engaged to provide mergers and acquisitions, financial advisory and strategic planning services. The Consulting Agreement has a term of three years and automatically renews for successive one-year periods unless either party provides notice within 90 days of termination stating that the agreement will be terminated. The Consulting Agreement provides for the payment of consulting fees, in amounts to be agreed upon, on a transaction by transaction basis in connection with acquisitions, joint ventures and similar arrangements and capital raising transactions. Such fees will generally be based upon a percentage of the value of the transaction and are required to be (i) approved as to fairness by a committee of disinterested directors, (ii) reasonable and customary in relation to the size and complexity of the transaction and (iii) contingent upon the completion of the subject transaction. The agreement also provides for reimbursement for reasonable and necessary out-of-pocket expenses and an annual fee of $350,000, which amount is to be taken into account in determining the transaction based fees. The Company paid $363,590 pursuant to the Consulting Agreement in 1998.

         In the ordinary course of business, the Company has entered into model home sale-leaseback transactions with certain directors and entities owned by certain directors. During 1997, the Company sold seven model homes to a limited liability company beneficially-owned by Mr. Short (73% personally held and 27% held by family members) and leased them back from this entity. Lease payments during 1998 under these leases totaled approximately $104,684. During 1997, the Company also sold six model homes to a limited liability company beneficially-owned in part by Mr. Short (23.8% personally held and 57.2% held by family members) and leased these back. The Company made lease payments during 1998 totaling approximately $38,000 to this entity. The Company believes that these leases are at market rates.

         During 1998, the Company paid fees to Furman Selz related to the Company's agreement with Prometheus Homebuilders LLC. Mr. Shutzer is Vice Chairman of Investment Banking at ING Baring Furman Selz LLC.

                                IV. OTHER MATTERS

Relationship with Independent Accountants

         PricewaterhouseCoopers LLP served as the independent accountants for the Company and its subsidiaries for 1998 and has reported on the Company's consolidated financial statements included in the Annual Report of the Company which accompanies this proxy statement. The Board, which appoints the Company's independent accountants, has not yet appointed the independent accountants for 1999 and anticipates doing so in the second quarter upon recommendation of the Audit Committee.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement at the meeting if they desire to do so. The representatives will also be available to respond to appropriate questions.

Other Proposals

         Neither the Company nor the members of its Board intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting of Stockholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.


                                            By Order of the Board of Directors



                                            GEORGE C. YEONAS
                                            PRESIDENT

Dated:  April 23, 1999

                            THE FORTRESS GROUP, INC.

        PROXY SOLICITED BY THE BOARD OF DIRECTORS OF THE FORTRESS GROUP
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 26, 1999

     George C. Yeonas and J. Marshall Coleman, and each of them, are hereby authorized to represent and vote the stock of the undersigned at the Annual Meeting of Shareholders to be held May 26, 1999, and at any adjournment or adjournments thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.
                                         PLEASE VOTE, DATE AND SIGN ON REVERSE
                                          AND RETURN PROMPTLY IN THE ENCLOSED
                                                       ENVELOPE.

                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                        APPEARS ON THIS PROXY. WHEN SIGNING AS
                                        ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                        TRUSTEE, OR GUARDIAN, PLEASE GIVE YOUR
                                        FULL TITLE. IF SHARES ARE HELD JOINTLY,
                                        EACH HOLDER SHOULD SIGN.

       HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?
-----------------------------------    ----------------------------------------
-----------------------------------    ----------------------------------------
-----------------------------------    ----------------------------------------

                                                                   FOR      WITHHOLD   FOR ALL EXCEPT
1.   Election of Directors:                                        / /        / /          / /
          J. Marshall Coleman     J. Christopher Stuhmer
          George C. Yeonas        Mark L. Fine
          Robert Short            William A. Shutzer

     NOTE: If you do not wish your shares voted 'For' a particular nominee, mark the 'For All Except' box and strike a line through the nominee's name. Your shares will be voted for the remaining nominees.

2. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Mark box at right if an address change or comment has been noted on the reverse        FOR ALL EXCEPT
side of this card.                                                                         / /

The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the proxy statement relating thereto and the Annual Report for 1998.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or other substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

The signature of shareholder should correspond exactly with the name stenciled hereon. Joint owners should sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

--------------------------------------------------------------------------------
SHAREHOLDER SIGN HERE              DATE      CO-OWNER SIGN HERE            DATE